ARTHUR ANDERSEN LLP




CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K and the previously filed registration statement of BWC Financial Corp. on Form S-8 (File No. 33-22290) of our report dated February 18, 2000, in BWC Financial Corp.'s 1999 Annual Report. It should be noted that we have not audited any financial statements of BWC Financial Corp. subsequent to December 31, 1999, or performed any audit procedures subsequent to the date of our report.


Arthur Andersen LLP


San Francisco, California,
March 21, 2000




Exhibit 24.1
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